UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (AMENDMENT NO. ____)*


                             WASTE INDUSTRIES, INC.
                             ----------------------
                                (Name of Issuer)



                               COMMON STOCK
                               ------------
                         (Title of Class of Securities)



                                 941058 10 9
                                 -----------
                               (CUSIP Number)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------CUSIP Number 941058 10 9
Page 2 of 4

------------------------------------------------------------
1.       Name of Reporting Person
         I.R.S. Identification No. of Above Person (entities only)

         Scott J. Poole
------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group
           (See Instructions)
                                                              (a) ____
          Not Applicable                                      (b) ____
------------------------------------------------------------
3.       SEC Use Only


------------------------------------------------------------
4.       Citizenship or Place of Organization

            United States
------------------------------------------------------------

                           5.       Sole Voting Power

         Number of                  375,828
          Shares                    ________________________________________
       Beneficially        6.       Shared Voting Power
         Owned By
           Each                     1,978,518
         Reporting                  ________________________________________
          Person           7.       Sole Dispositive Power
           With
                                    375,828
                                    ----------------------------------------
                           8.       Shared Dispositive Power

                                    1,978,518
------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each
           Reporting Person

         2,354,346
------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes
           Certain Shares (See Instructions)

          Not Applicable
------------------------------------------------------------

11.      Percent of Class Represented by Amount in Row (9)

         20.4%
------------------------------------------------------------
12.      Type of Reporting Person (See Instructions)

         IN
------------------------------------------------------------

Item 1(a)         Name of Issuer

                  Waste Industries, Inc.

Item 1(b)         Address of Issuer's Principal Executive Offices

                  3949 Browning Place, Raleigh, NC  27609

Item 2(a)         Name of Person Filing

                  Scott J. Poole

Item 2(b)         Address of Principal Business Office, or, if None, Residence

                  3949 Browning Place, Raleigh, NC  27609

Item 2(c)         Citizenship

                  See Row (4) on Page 2

Item 2(d)         Title of Class of Securities

                  See Cover Page

Item 2(e)         CUSIP Number

                  See Cover Page

Item 3.  Filing Pursuant to Rules 13d-1(b) or 13d-2(b)

                  Not Applicable

Item 4.  Ownership

                  (a)      See Row (9) on Page 2

                  (b)      See Row (11) on Page 2

                  (c) See Rows (5)-(8) on Page 2. The shares as to which Mr. Poole has sole voting and dispositive power include 60,400 shares subject to currently exercisable options. As to the shares which Mr. Poole has shared voting and dispositive power, 989,258 of such shares are held by a trust of which Mr. Poole is a trustee and 989,260 of such shares are held by a trust of which Mr. Poole is a beneficiary with shared investment power.

Item 5.  Ownership of Five Percent or Less of a Class

                           Not Applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

                           Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                           Not Applicable

Item 8.  Identification and Classification of Members of the Group

                           Not Applicable

Item 9.  Notice of Dissolution of Group

                           Not Applicable

Item 10. Certification

                           Not Applicable

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

2/12/98
--------------------------------------------
Date

/s/ Scott J. Poole
--------------------------------------------
Scott J. Poole